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                                                                     Exhibit (n)


                           FOURTH AMENDED AND RESTATED
                                MULTI-CLASS PLAN
                                       FOR
                            VAN KAMPEN OPEN-END FUNDS


         This Multi-Class Plan is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by the Van Kampen Open-End Funds listed on Exhibit A hereto, in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees/Directors of the Funds, including a majority of the Trustees/Directors who are not interested persons of the Funds within the meaning of the Act, found this Multi-Class Plan, including the expense allocations, to be in the best interest of each Fund and each Class of Shares of each Fund. This Multi-Class Plan was adopted on January 26, 1996 and amended and restated as of May 23, 2002, April 30, 2004, August 11, 2004 and August 13, 2008.

I.       Definitions.

A. As used herein, the terms set forth below shall have the meanings ascribed to them below.

         1.       The Act - Investment Company Act of 1940, as amended.

         2.       CDSC - contingent deferred sales charge.

         3. CDSC Period - the period of years following acquisition during which Shares are assessed a CDSC upon redemption.

         4.       Class - a class of Shares of a Fund.

         5.       Class A Shares - shall have the meaning ascribed in Section
                  B.1.

         6.       Class B Shares - shall have the meaning ascribed in Section
                  B.1.

         7.       Class C Shares - shall have the meaning ascribed in Section
                  B.1.

         8.       Class I Shares - shall have the meaning ascribed in Section
                  B.1.

         9.       Class R Shares -- shall have the meaning ascribed in Section
                  B.1.

         10. Distribution Expenses - expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in a Plan of Distribution and/or board resolutions.


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         11.      Distribution Fee - a fee paid by a Fund to the Distributor in reimbursement of Distribution Expenses.

         12.      Distributor - Van Kampen Funds Inc.

         13. Fund(s) - an investment company listed on Exhibit A hereto and each series thereof.

         14. Money Market Fund - Van Kampen Reserve Fund or Van Kampen Tax Free Money Market Fund.

         15. Plan of Distribution - Any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

         16. Service Fee - a fee paid to financial intermediaries for the ongoing provision of personal services to Fund shareholders and/or the maintenance of shareholder accounts.

         17. Share - a share of beneficial interest or a share of common stock, as applicable, in a Fund.

         18.      Trustees/Directors - the trustees/directors of a Fund.

B.       Classes. Each Fund may offer five Classes as follows:

         1. Class A Shares. Class A Shares shall be offered at net asset value plus a front-end sales charge as approved from time to time by the Trustees/Directors and set forth in the Funds' prospectuses, which may be reduced or eliminated (1) for Money Market Funds, (2) for larger purchases, (3) under a combined purchase privilege, (4) under a right of accumulation, (5) under a letter of intent, or (6) for certain categories of purchasers as permitted by Rule 22(d) of the Act and as set forth in the Funds' prospectuses. Class A Shares that are not subject to a front-end sales charge as a result of the foregoing, may be subject to a CDSC for the CDSC Period set forth in Section D.1. The offering price of Shares subject to a front-end sales charge shall be computed in accordance with Rule 22c-1 and Section 22(d) of the Act and the rules and regulations thereunder. Class A Shares shall be subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees/Directors and set forth in the Funds' prospectuses. Although shares of Van Kampen Tax Free Money Market Fund are not designated as "Class A" they are substantially similar to Class A Shares as defined herein and shall be treated as Class A Shares for the purposes of this Plan. Class A Shares of a Fund acquired by wrap programs may be exchanged for Class I Shares of the same Fund, provided all Class A Shares held by the specific wrap fee program must be exchanged for Class I Shares of the same Fund and the program


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                  must meet applicable eligibility requirements for Class I
                  Shares (as described in the Fund's prospectus).



         2. Class B Shares. Class B Shares shall be (1) offered at net asset value, (2) subject to a CDSC for the CDSC Period set forth in Section D. 1, (3) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees/Directors and set forth in the Funds' prospectuses, and (4) converted to Class A Shares three to ten years after the calendar month in which the shareholder's order to purchase was accepted, which number of years shall be as approved from time to time by the Trustees/Directors and set forth in the Funds' prospectuses.

         3. Class C Shares. Class C Shares shall be (1) offered at net asset value, (2) subject to a CDSC for the CDSC Period set forth in Section D.1., (3) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees/Directors and set forth in the Funds' prospectuses, and (4) prior to January 1, 1997, converted to Class A Shares eight to fifteen years after the calendar month in which the shareholder's order to purchase was accepted, which number of years shall be as approved from time to time by the Trustees and set forth in the Funds' prospectuses.

         4. Class I Shares. Class I Shares shall be offered at net asset value on purchases or sales of shares and without any ongoing Service Fee and Distribution Fee. Class I Shares are available for purchase by such investors as described in the Funds' prospectuses. Class I Shares shall be converted to Class A Shares when an investor is no longer eligible to participate in Class I Shares as approved from time to time by the Trustees/Directors and set forth in the Funds' prospectuses. However, Class I Shares, which were originally purchased as Class D Shares will not convert to Class A Shares.

         5. Class R Shares. Class R Shares shall be (1) offered at net asset value and (2) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees/Directors and set forth in the Funds' prospectuses.

C. Rights and Privileges of Classes. Each Class of each Fund will represent an interest in the same portfolio of investments of that Fund and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise herein.

D. CDSC. A CDSC may be imposed upon redemption of Class A Shares, Class B Shares and Class C Shares that do not incur a front end sales charge subject to the following conditions:



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         1.       CDSC Period. The CDSC Period for Class A Shares shall be
                  eighteen months. The CDSC Period for Class A Shares purchased prior to [December 1, 2004] shall be one year. The CDSC Period for Class B Shares shall be at least three but not more than ten years as recommended by the Distributor and approved by the Trustees/Directors. The CDSC Period for Class C Shares shall be one year.

         2. CDSC Rate. The CDSC rate shall be recommended by the Distributor and approved by the Trustees/Directors. If a CDSC is imposed for a period greater than eighteen months the CDSC rate must decline during the CDSC Period such that (a) the CDSC rate is less in the last year of the CDSC Period than in the first and (b) in each succeeding year the CDSC rate shall be less than or equal to the CDSC rate in the preceding year.

         3. Disclosure and Changes. The CDSC rates and CDSC Period shall be disclosed in the Funds' prospectuses and may be decreased at the discretion of the Distributor but may not be increased unless approved as set forth in Section L.

         4. Method of Calculation. The CDSC shall be assessed on an amount equal to the lesser of the then current market value or the cost of the Shares being redeemed. No sales charge shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Class B Shares and Class C Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

         5. Waiver. The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares under circumstances previously approved by the Trustees/Directors and disclosed in the Funds' prospectuses or statements of additional information and as allowed under Rule 6c-10 under the Act.

         6. Calculation of Offering Price. The offering price of Shares subject to a CDSC shall be computed in accordance with Rule 22c-1 and Section 22(d) of the Act and the rules and regulations thereunder.

         7. Retention by Distributor. The CDSC paid with respect to Shares of a Fund may be retained by the Distributor to reimburse the Distributor for commissions paid by it in connection with the sale of Shares subject to a CDSC and Distribution Expenses to the extent of such commissions and Distribution Expenses eligible for reimbursement and approved by the Trustees/Directors.


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E.       Service and Distribution Fees. Class A, Class B, Class C and Class R
         Shares shall be subject to a Service Fee and a Distribution Fee. The Service Fee applicable to any class shall not exceed 0.25% per annum of the average daily net assets of the Class and the Distribution Fee shall not exceed 0.75% per annum of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Funds with respect to such fees and Rule 12b-1 of the Act.

F. Conversion. Shares purchased through the reinvestment of dividends and distributions paid on Shares subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares in a Shareholder's account (other than Shares held in the sub-account) convert to Class A Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Shares. All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge. So long as any Class of Shares converts into Class A Shares, the Distributor shall waive or reimburse each Fund, or take such other actions with the approval of the Trustees/Directors as may be reasonably necessary, to ensure the expenses, including payments authorized under a Plan of Distribution, applicable to the Class A Shares are not higher than the expenses, including payments authorized under the Plan of Distribution, applicable to the class of shares converting into Class A Shares.

G.       Allocation of Expenses, Income and Gains Among Classes.

         1. Expenses applicable to a particular class. Each Class of each Fund shall pay any Service Fee, Distribution Fee and CDSC applicable to that Class. Other expenses applicable to a particular Class such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund's assets, shall be allocated between Classes in different amounts if they are actually incurred in different amounts by the Classes or the Classes receive services of a different kind or to a different degree than other Classes.

         2. Distribution Expenses. Distribution Expenses actually attributable to the sale of all Classes shall be allocated to each Class based upon the ratio which sales of each Class bears to the sales of all Shares of the Fund. For this purpose, Shares issued upon reinvestment of dividends or distributions, upon conversion from Class B Shares or Class C Shares to Class A Shares or upon stock splits will not be considered sales.

         3. Income, capital gains and losses, and other expenses applicable to all Classes. Income, realized and unrealized capital gains and losses, and expenses such as advisory fees applicable to all Classes shall be allocated to

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                  each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

         4. Determination of nature of expenses. The Trustees/Directors shall determine in their sole discretion whether any expense other than those listed herein is properly treated as attributed to a particular Class or all Classes.

H. Exchange Privilege. Exchanges of Shares shall be permitted between Funds as follows:

         1. General. Shares of one Fund may be exchanged for Shares of the same Class of another Fund at net asset value and without sales charge, provided that:

                  a. The Distributor may specify that certain Funds may not be exchanged within a designated period, which shall not exceed 90 days, after acquisition without prior Distributor approval.

                  b. Class A Shares of a Money Market Fund that were not acquired in exchange for Class B or Class C Shares of a Fund may be exchanged for Class A Shares of another Fund only upon payment of the excess, if any, of the sales charge rate applicable to the Shares being acquired over the sales charge rate previously paid.

                  c. Shares of a Money Market Fund acquired through an exchange of Class B Shares or Class C Shares may be exchanged only for the same Class of another Fund as the Class they were acquired in exchange for or any Class into which those shares were converted.

         2. CDSC Computation. The acquired Shares will remain subject to the CDSC rate schedule and CDSC Period for the original Fund upon the redemption of the Shares from the Van Kampen complex of funds. For purposes of computing the CDSC payable on a disposition of the new Shares, the holding period for the original Shares shall be added to the holding period of the new Shares.

I.       Voting Rights of Classes.

         1. Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to the Plan of Distribution related to that Class, provided that:

                  a. If any amendment is proposed to the plan under which Distribution Fees are paid with respect to Class A Shares of a Fund that would increase materially the amount to be borne by Class A Shares under that plan, then no Class B Shares or Class C Shares or Class I Shares shall convert into Class A Shares of that Fund until the holders of Class B

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                           Shares and Class C Shares and Class I Shares of that
                           Fund have also approved the proposed amendment.

                  b. If the holders of either the Class B Shares, Class C Shares and/or Class I Shares referred to in subparagraph a. do not approve the proposed amendment, the Trustees/Directors of the Fund and the Distributor shall take such action as is necessary to ensure that the Class voting against the amendment shall convert into another Class identical in all material respects to Class A Shares of the Fund as constituted prior to the amendment.

         2. Shareholders shall have separate voting rights on any matter submitted to shareholders in which the interest of one Class differs from the interests of any other Class.

J. Dividends. Dividends paid by a Fund with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner at the same time on the same day and will be in substantially the same amount, except any Distribution Fees, Service Fees or incremental expenses relating to a particular Class will be borne exclusively by that Class.

K. Reports to Trustees/Directors. The Distributor shall provide to the Trustees/Directors of each Fund quarterly and annual statements concerning distribution and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1 of the Act, as it may be amended from time to time. The Distributor also shall provide the Trustees/Directors such information as the Trustees/Directors may from time to time deem to be reasonably necessary to evaluate this Plan.

L. Amendment. Any material amendment to this Plan shall be approved by the affirmative vote of a majority of the Trustees/Directors of a Fund, including the affirmative vote of the Trustees/Directors of the Fund who are not interested persons of the Fund, except that any amendment that increases the CDSC rate schedule or CDSC Period must also be approved by the affirmative vote of a majority of the Shares of the affected Class. The Distributor shall provide the Trustees/Directors such information as may be reasonably necessary to evaluate any amendment to this Plan.


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                                    EXHIBIT A




                            VAN KAMPEN COMSTOCK FUND
                         VAN KAMPEN CORPORATE BOND FUND
                         VAN KAMPEN EMERGING GROWTH FUND
                           VAN KAMPEN ENTERPRISE FUND
                        VAN KAMPEN EQUITY AND INCOME FUND
                             VAN KAMPEN EQUITY TRUST
                           VAN KAMPEN EQUITY TRUST II
                      VAN KAMPEN GOVERNMENT SECURITIES FUND
                        VAN KAMPEN GROWTH AND INCOME FUND
                             VAN KAMPEN HARBOR FUND
                   VAN KAMPEN HIGH INCOME CORPORATE BOND FUND
                        VAN KAMPEN LIMITED DURATION FUND
                  VAN KAMPEN PENNSYLVANIA TAX FREE INCOME FUND
                              VAN KAMPEN PACE FUND
                     VAN KAMPEN REAL ESTATE SECURITIES FUND
                             VAN KAMPEN RESERVE FUND
                          VAN KAMPEN SERIES FUND, INC.
                           VAN KAMPEN TAX-EXEMPT TRUST
                         VAN KAMPEN TAX FREE MONEY FUND
                        VAN KAMPEN U.S. GOVERNMENT TRUST
                            VAN KAMPEN TAX FREE TRUST
                                VAN KAMPEN TRUST



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